                                AMENDED AND RESTATED
                        FUND ACCOUNTING SERVICING AGREEMENT

This contract among Skyline Funds, a Massachusetts business trust ("Skyline"), Skyline Asset Management, L.P., a Delaware limited partnership which acts as investment adviser to Skyline ("Manager"), and Firstar Trust Company, a Wisconsin corporation, (hereinafter called "FTC") is entered into on this 31st day of August, 1995 and amended and restated on this 15th day of December, 1997.

                                     WITNESSETH:

     WHEREAS, Skyline is an open-end management investment company registered under the Investment Company Act of 1940 and currently offering shares of beneficial interest in series designated Skyline Special Equities Portfolio, Skyline Special Equities II and Skyline Small Cap Contrarian (each a "Fund" and together the "Funds"); and

     WHEREAS, the Manager has entered into an Investment Advisory Agreement with Skyline (the "Investment Advisory Agreement") for each Fund whereby Manager has agreed to make certain payments and pay certain expenses on behalf of the Fund;

     WHEREAS, FTC is in the business of providing, among other things, mutual fund accounting services to investment companies;

     NOW, THEREFORE, the parties do mutually promise and agree as follows:

     1. SERVICES. FTC agrees to provide the following mutual fund accounting services to each Fund:

          A.   Portfolio Accounting Services:

               (1) Maintain portfolio records on a trade date +1 basis using security trade information communicated from the Manager on a timely basis.

               (2) For each valuation date, obtain prices from a pricing source approved by Skyline's Board of Trustees and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, Skyline's Board of Trustees shall approve, in good faith, the method for determining the fair value for such securities.

               (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

               (4) Determine gain/loss on sales of portfolio securities of each Fund and identify them as to short-short, short- or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

          B.   Expense Accrual and Payment Services:

               (1) For each valuation date, calculate the expense accrual amounts as directed by the Funds as to methodology, rate or dollar amount.

               (2) Record payments for Fund expenses upon receipt of written authorization from the Fund.

               (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FTC and the Fund.

               (4)  Provide expense accrual and payment reporting.

          C.   Fund Valuation and Financial Reporting Services:

               (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

               (2)  Apply equalization accounting as directed by the Fund.

               (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

               (4) Maintain a general ledger for the Fund in the form as agreed upon.

               (5) For each business day of the Fund (as set forth in the prospectus and statement of additional information of Skyline (together, the "prospectus")) relating to shares of that Fund as in effect from time to time, determine the net asset value per share of the Fund according to the accounting policies and procedures set forth in the prospectus.

               (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operation at such time as required by the nature and characteristics of the Fund.

               (7) Communicate, at an agreed upon time, the per share net asset value for each valuation date to parties as agreed upon from time to time.

               (8) Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

          D.   Tax Accounting Services:

               (1) Maintain tax accounting records for the investment portfolio of each Fund to support the tax reporting required for regulated investment companies under the Internal Revenue Code of 1986, as amended, and regulations thereunder.

               (2)  Maintain tax lot detail for the investment portfolio.

               (3) Calculate taxable gain/loss on security sales using the tax cost basis designated by the Fund.

               (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

          E.   Compliance Control Services:

               (1) Support reporting to regulatory bodies and support financial statement preparation by making Fund accounting records available to Skyline, the Manager, the Securities and Exchange Commission, and Skyline's outside auditors.

               (2) Create and maintain accounting records in a manner and for such time periods as are necessary to satisfy the obligations of the Funds under the Investment Company Act of 1940 and regulations provided thereunder including Section 31 thereof and rules 31a-1 and 31a-2 thereunder, and applicable federal and state tax laws.

     2. CHANGES IN ACCOUNTING PROCEDURES. Any resolution passed by Skyline's Board of Trustees that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by FTC.

     3. CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC. FTC reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Funds under this Agreement.

     4. COMPENSATION. FTC shall be compensated by the Manager for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

     5. PERFORMANCE OF SERVICE. FTC shall exercise reasonable care in the performance of its duties under the Agreement. Skyline agrees to reimburse and make FTC whole for any loss or damages (including reasonable fees and expenses of legal counsel) to FTC arising out of or in connection with its actions under this Agreement, including any act, omission to act, or delay by

FTC in reliance on or in accordance with, any written or oral instruction FTC receives from any duly authorized officer of Skyline, so long as FTC acts in good faith and is not negligent or guilty of any willful misconduct.

          Except as set forth below, FTC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, natural or state emergencies, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

          In the event of a mechanical breakdown beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and the correcting of any errors resulting from such a breakdown will be at the expense of FTC. FTC agrees that it shall at all times have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of Skyline and the Manager and their agents shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

          Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

     6. NO AGENCY RELATIONSHIP. Nothing herein contained shall be deemed to authorize or empower FTC to act as agent for any other party to this Agreement, or to conduct business in the name of, or for the account of, any other party to this Agreement.

     7. OWNERSHIP OF RECORDS. All records prepared or maintained by FTC on behalf of the Funds remain the property of the Funds and will be surrendered promptly on the written request of an authorized officer of the Funds.

     8. CONFIDENTIALITY. FTC shall handle in confidence all information relating to the Funds' business, which is received by FTC during the course of rendering any service hereunder.

     9. DATA NECESSARY TO PERFORM SERVICES. Skyline or its agent, which may be the Manager or FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

     10. NOTIFICATION OF ERROR. Skyline will notify FTC of any balancing or control error caused by FTC within three (3) business days after receipt of any reports rendered by FTC to the Funds, or within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

     11. TERM OF AGREEMENT. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to each party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties. This Agreement supersedes and terminates, as of the close of business on the date hereof, all prior agreements between Skyline and FTC relating to Fund Accounting services.

     12. DUTIES IN THE EVENT OF TERMINATION. In the event that in connection with termination a successor to any of FTC's duties or responsibilities hereunder is designated by Skyline by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Manager, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to Skyline (if such form differs from the form in which FTC has maintained the same in accordance with the terms of this Agreement, the Manager shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records and other data by such successor.

     13. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

     14. ADDITIONAL SERIES. Skyline is authorized to issue separate classes of shares of beneficial interest representing interests in separate investment portfolios. The parties intend that each portfolio established by Skyline, now or in the future, be covered by the terms and conditions of this Agreement. In order for a future portfolio to be covered by this Agreement, Skyline shall give notice to the Custodian of the designation of and the expected effective date of such portfolio.

     15. MISCELLANEOUS. This Agreement is executed on behalf of Skyline by its officers in their capacities as officers and not individually. The obligations of Skyline under this Agreement are not binding upon Skyline's trustees, officer, or shareholders individually but are binding only upon the assets and property of Skyline, or of the Fund to which the services performed pursuant to this Agreement relate. Skyline's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their respective corporate seals to be affixed hereto as of the date first above-written by their respective officers thereunto duly authorized.

          Executed in several counterparts, each of which is an original.



Attest:                                           FIRSTAR TRUST COMPANY


By:                                               By:
   ---------------------------                       ---------------------------

Title:                                            Title:
      ------------------------                          ------------------------


Attest:                                           SKYLINE ASSET MANAGEMENT, L.P.


By:                                               By:
   ---------------------------                       ---------------------------

Title:                                            Title:
      ------------------------                          ------------------------

Attest:                                           SKYLINE FUNDS


By:                                               By:
   ---------------------------                       ---------------------------

Title:                                            Title:
      ------------------------                          ------------------------

                           FUND VALUATION AND ACCOUNTING
                                ASSET PRICING COSTS


                                        Charge per Item per Valuation
Asset Type                                   (daily, weekly, etc.)
----------                              -----------------------------

Domestic and Canadian Equities                       $0.15

Options                                              $0.15

Corporate/Government/Agency Bonds                    $0.50

CMOs                                                 $0.80

International Equities and Bonds                     $0.50

Municipal Bonds                                      $0.80

Money Market Instruments                             $0.80


                           PRICING COSTS ARE BILLED MONTHLY